EXHIBIT 10.1
SEPARATION AGREEMENT
AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) is entered into as of this 10th day of November, 2005, by and among Bruce E. Barkus (“Executive”), General Nutrition Centers, Inc., a Delaware corporation (the “Company”), and GNC Corporation, a Delaware corporation (“GNC” and, together with Executive and the Company, the “Parties”).
RECITALS
     WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer pursuant to an Employment Agreement, dated as of May 27, 2005, by and between the Company and Executive (the “Employment Agreement”); and
     WHEREAS, the parties have mutually determined that Executive’s employment with the Company shall end effective November 10, 2005 (the “Separation Date”), and, in connection with such separation, the Parties have agreed to settle any and all related agreements between the Parties and their affiliates in the manner set forth herein.
     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:
     1. RESIGNATION. To the extent not already effected, Executive hereby resigns all of his director, officer and other positions with the Company and each of its affiliates, effective as of the Separation Date.
     2. BENEFITS. With respect to any benefits or rights that Executive has accrued or earned as of the Separation Date under any of the Company’s employee benefit plans, Executive shall be entitled to such benefits pursuant to the terms of such plans, if any.
     3. TERMINATION BENEFITS.
          (a) In consideration of Executive’s release of claims and Executive’s other covenants and agreements contained herein and provided that Executive has not exercised any revocation rights as provided in Section 6 below, the Company shall continue to pay Executive his current base salary of $550,000.00 through July 1, 2006. This amount shall be payable in accordance with the Company’s payroll system in the same manner and at the same time as though Executive remained employed by the Company (the “Salary Continuation”).
          (b) The Company shall provide Executive the appropriate notice under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Provided that Executive elects COBRA continuation coverage for health, dental, and prescription coverage for Executive and his eligible dependents, through July 1, 2006 (the “COBRA Reimbursed Period”), the Company shall reimburse Executive for any monthly COBRA costs payable by Executive (as determined for Executive or any similarly situated former employees electing COBRA continuation coverage) that exceed $175.50. Executive shall be responsible for $175.50 per month of the cost of coverage under COBRA during the COBRA Reimbursed Period. Executive shall be solely responsible for the cost of continuing any coverage after the COBRA Reimbursed Period.

          (c) Following execution of this Agreement by Executive, the Company shall promptly reimburse Executive for the sales commission, in an amount equal to $32,500, paid by Executive in connection with the sale of Executive’s residence in Asheville, North Carolina, which reimbursement shall be paid in 2005.
          (d) The Company shall indemnify Executive for actual damages, if any, incurred by Executive resulting from a claim or claims against Executive arising from any cancellation by Executive in November 2005 of a sales contract for the sale of Executive’s residence in Charlotte, North Carolina; provided, however, that (i) such indemnification obligation shall be limited to a maximum of $45,000 and (ii) that any such award of damages against Executive must be evidenced by a judgment or order rendered by a court of competent jurisdiction, as to which all rights of appeal therefrom have been exhausted or lapsed, or the Company shall have waived such requirement in writing or consented in writing to the settlement of any such claim or claims resulting in an obligation of Executive to pay such damages, which consent shall not be unreasonably withheld. Any such amount shall be paid in 2006, provided that if there is no final judgment, or settlement to which the Company has consented, with respect to such a claim or claims on or before December 31, 2006, the Company shall have no obligation to pay any amount under this Section 3(d).
          (e) The Company shall pay all costs and expenses arising from the early termination of that certain Residential Lease Agreement, dated August 25, 2005, with respect to Executive’s residence in Pittsburgh, Pennsylvania, which payment shall be made in 2005.
          (f) Following execution of this Agreement by Executive, the Company shall promptly reimburse Executive for his actual, reasonable expenses incurred in connection with relocating from Pittsburgh, Pennsylvania to Charlotte, North Carolina, which reimbursement shall be paid in 2005.
          (g) Effective upon execution of this Agreement, the “Restricted Period,” as defined in the Employment Agreement, is, solely with respect to the Noncompetition covenant in Section 5.2(a) of the Employment Agreement, hereby modified to mean the period ending on July 1, 2006.
          (h) Executive acknowledges that, pursuant to the terms of the GNC Corporation 2003 Omnibus Stock Incentive Plan Stock Option Agreement by and between Executive and GNC, none of the stock options granted thereunder have vested as of the Separation Date and, therefore, are terminated in all respects as of the Separation Date.
          (i) Except as set forth in this Agreement and with respect to any vested benefits or rights under any of the Company’s “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Executive acknowledges and agrees that he is not entitled to receive any other compensation or benefits of any sort including, without limitation, salary, vacation, bonuses, annual incentives, stock options, short-term or long-term disability benefits, or health care coverage (except as provided under applicable state or federal law) from the Company, its affiliates, or their respective partners, principals, officers, directors, stockholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time.
     4. RELEASE BY EXECUTIVE.
          (a) Executive irrevocably and unconditionally releases, waives and discharges all Claims (as defined in Section 4(b) below) that Executive may now have against any of the Released Parties (as defined herein) as of the date hereof, except that Executive is not releasing (i) any Claim that relates to Executive’s right to enforce this Agreement, (ii) any Claim for indemnification as an officer, director or employee of the Company pursuant to the Company’s Certificate of Incorporation, By-laws or applicable state law, (iii) any claim for indemnification pursuant to the Indemnification Agreement, dated as of May 27, 2005, among GNC and Executive, or (iv) the Company’s directors’ and officers’ liability insurance. For purposes of this Agreement, the “Released Parties” are the Company and all related and affiliated entities (including corporations, limited liability companies, partnerships, and joint ventures) and, with respect to each of the Company and its affiliated entities, each of their respective predecessors and successors, past, present and future employees, officers, directors, stockholders, owners, partners, members, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the foregoing identified Released Parties.
          (b) Subject only to the exceptions noted in Section 4(a) above, Executive is voluntarily releasing all claims, promises, causes of action, or similar rights of any type , whether known or unknown, unforeseen, unanticipated, unsuspected or latent (“Claims”), that Executive may have with respect to any Released Party. This release specifically extends to, without limitation, claims or causes of action for wrongful termination, failure by the Company to provide notice of termination pursuant to the Employment Agreement, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of any collective bargaining agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, ERISA, and the Age Discrimination in Employment Act of 1967, as amended.
          (c) Executive understands that Executive is releasing Claims of which Executive may not be aware. This is Executive’s knowing and voluntary intent, even though Executive recognizes that someday Executive might learn that some or all of the facts that Executive currently believes to be true are untrue and even though Executive might then regret having signed this Agreement. Nevertheless, Executive is assuming that risk and Executive agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Executive is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released/releasee. Executive understands the significance of doing so.
          (d) Neither Executive nor his heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, with respect to any Claim that Executive is releasing in this Agreement.
          (e) Executive acknowledges and represents that neither GNC nor the Company has provided any tax advice to him in connection with this Agreement and that he has been advised by GNC and the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended to such payments.
     5. RELEASE BY THE COMPANY. The Company, for itself and on behalf of its current and former parent, subsidiary, affiliated and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators hereby irrevocably and unconditionally releases, waives and discharges Executive from any and all Claims for any actions or omissions whatsoever, (a) including, but in no way limited to, Claims arising under the Employment Agreement and (b) excluding any Claims arising under this Agreement.
     6. REVIEW AND REVOCATION PERIOD. Executive acknowledges that: (a) the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive; (b) he has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days within which to consider it; (c) to the extent that Executive takes less than twenty-one (21) days to consider this Agreement prior to execution, he acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (d) Executive is aware of his right to revoke this Agreement at any time within the seven (7) day period following the date on which he signs the Agreement and that the Agreement shall not become effective or enforceable until the seven (7) day revocation period expires (the “Revocation Expiration Date”). Any such revocation must be in writing, must specifically revoke this Agreement, and must be received by the Chairman of the Board of Directors of GNC no later than 5:00 p.m. Eastern Standard Time on the Revocation Expiration Date. Executive further understands that he shall relinquish any right he has to the benefits set forth in this Agreement if he exercises his right to revoke it.
     7. RETURN OF THE COMPANY’S DOCUMENTS AND PROPERTY.
          (a) Executive agrees to return all records, documents, proposals, notes, lists, files, and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company, its affiliates, and/or their respective partners, principals, officers, directors, stockholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time. In addition, Executive shall return to the Company all property or equipment that he has been issued during the course of his employment or which he otherwise currently possesses, including, without limitation, keys, business credit cards, identification badges, or any similar items issued or provided by the Company and/or its affiliates. At Executive’s expense, Executive shall deliver to the Company at its main offices on or before the date hereof all of the Company’s records, documents, proposals, notes, lists, files and materials and property and equipment that are in his possession. Executive is not authorized to retain any copies of any such records, documents, proposals, notes, lists, files or materials. Nor is he authorized to retain any other of the Company’s or its affiliates’ property or equipment.
          (b) Executive shall promptly provide the Company with a written reconciliation of all charges by Executive on credit cards issued or provided by the Company and/or its affiliates, which charges have not previously been paid by Executive as personal charges or established as business expenses paid or to be paid by the Company and/or its affiliates. Executive shall promptly reimburse the Company for any personal charges.
          (c) The Company may offset any amounts due the Company and/or its affiliates from Employee against the final payment of base salary owed to Employee or the Salary Continuation.
     8. CONFIDENTIALITY/INTELLECTUAL PROPERTY. Executive acknowledges and agrees that he is subject to the terms and conditions of the Confidentiality/Intellectual Property provisions set forth in Section 5.1 of the Employment Agreement and agrees to continue to be bound by those terms and conditions in accordance therewith. Executive further acknowledges and agrees that he has an obligation not to disclose any attorney work product and/or attorney-client communications of which he is aware and/or had access to .
     9. NONCOMPETITION; NONSOLICITATION. Executive acknowledges and agrees that, as modified pursuant to Section 3(g) of this Agreement, he is subject to the terms and conditions of the Noncompetition and Nonsolicitation provisions contained in Sections 5.2, 5.3, and 5.4 of the Employment Agreement, and agrees to continue to be bound by those terms and conditions in accordance therewith, (a) through July 1, 2006 with respect to the Noncompetition covenant in Section 5.2(a) of the Employment Agreement and related provisions and (b) through November 10, 2006 with respect to the Nonsolicitation covenant in Section 5.2(b) of the Employment Agreement and related provisions. Executive expressly agrees not to call on or solicit vendors, customers, or franchisees of the Company during the Restricted Period, which is defined as the period ending on the first anniversary of Separation Date. Provided that Executive remains in compliance with Sections 5.2, 5.3, and 5.4 of the Employment Agreement, Executive shall be permitted to contact those corporations, partnerships, limited liability companies or persons that are not covered by Section 5.2 of the Employment Agreement without Executive or any of such entity’s breaching any agreement with the Company and GNC.
     10. COOPERATION BY EXECUTIVE. During the Salary Continuation, Executive will reasonably cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory, or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by his as a result of such cooperation.
     11. NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability by Executive or the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of their employer-employee relationship and all other relationships between Executive and the Released Parties, as to which the Released Parties and Executive each deny any liability.
     12. NON-DISPARAGEMENT. Except as otherwise required by law, Executive will not make, publish, or disseminate any derogatory statements or comments about any of the Company or GNC or their respective officers and directors; or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of any of them; and the officers and directors of the Released Parties will not make, publish, or disseminate any derogatory statements or comments about the Executive; or take any action which a reasonable person would expect would impair his good will, business reputation, or good name.
     13. ARBITRATION. Except as is necessary for any of the Released Parties or Executive to enforce its or his rights under this Agreement through injunctive relief or specific performance, the Parties agree that any disputes based upon, relating to, or arising out of this Agreement, and/or Executive’s employment relationship with the Company and the termination of that relationship, shall be submitted to binding arbitration pursuant to the terms of Section 6.1 of the Employment Agreement, except that any such arbitration will be held in Pittsburgh, Pennsylvania.
     14. BINDING EFFECT. This Agreement shall be binding and inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
     15. SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective, and the remaining provisions shall be unaffected thereby.
     16. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire understanding among the Parties with respect to the matters set forth herein, except that Executive acknowledges that he has continuing obligations to the Company under in Sections 5.1, 5.2, 5.3, 5.4, 5.5, and 6.1 of the Employment Agreement (and as provided in Sections 3(g), 8, 9, and 13 of this Agreement) and may not be modified without the express written consent of the Parties. Except as specified herein, this Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof.
     17. INTERPRETATION; GOVERNING LAW. This Agreement shall be construed as a whole according to its fair meaning and shall not be construed strictly for or against either Party. Any uncertainty or ambiguity shall not be construed against the drafter. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of New York applicable to contracts made and entirely to be performed therein without regard to rules relating to conflicts of law.
     18. VOLUNTARY AGREEMENT; NO INDUCEMENTS. Each Party to this Agreement acknowledges and represents that he or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.
     19. WITHHOLDING. Any payments provided for under this Agreement shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.
     20. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
EXECUTIVE
          /s/ Bruce E. Barkus

Bruce E. Barkus

GENERAL NUTRITION CENTERS, INC.

By:	/s/ Robert J. DiNicola

Name:	Robert J. DiNicola

Title:	Chairman of the Board
GNC CORPORATION

By:	/s/ Robert J. DiNicola

Name:	Robert J. DiNicola

Title:	Chairman of the Board